Exhibit 7

FORM OF SECURED MARGIN LINE OF CREDIT AGREEMENT

This Secured Margin Line of Credit Agreement dated as of July _, 2026 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”) sets forth the terms and conditions upon which JPMorgan Chase Bank, N.A. (the “Bank”) may, in its sole discretion, extend Variable Margin Loans and/or Short-Term Fixed Margin Loans (each, a “Margin Loan” and, collectively, the “Margin Loans”) to Cummins Family Limited Partnership (the “Borrower”) up to an aggregate principal amount of, and using the USD Equivalent of any Margin Loans funded in an Optional Currency, [●] ($[●]), or such other Line Amount as set forth in the most recent Statement of Key Multicurrency Margin Line of Credit Terms issued by the Bank in connection with this Agreement (the “Margin Loan Terms Statement”). All capitalized terms used but not defined in this Agreement shall be used as defined in the Margin Loan Terms Statement. The Margin Loan Terms Statement and the Base Interest Rate Sheet (defined below) are each incorporated by reference into this Agreement.

The Borrower acknowledges and agrees that, notwithstanding any provision of this Agreement, or any other Facility Document, the Bank has no obligation under this Agreement to make a Margin Loan, including, without limitation, a Margin Loan in a particular currency or for a particular Base Rate or for a particular Short-Term Fixed Tenor, under the margin line of credit evidenced by this Agreement (the “Margin Line of Credit”) and this Agreement does not create any contractual or other commitment to lend by the Bank. Any Margin Loan made by the Bank hereunder matures on its applicable Maturity Date and the Bank has no commitment to convert or renew any such Margin Loan or make a new Margin Loan. This Agreement is executed and delivered by the Borrower to the Bank to document the terms and conditions under which the Bank may extend any Margin Loans to the Borrower in the Bank’s sole discretion.

Requests for Margin Loans shall be made in accordance with the procedures outlined in Section 2. The Margin Loan Types section in the Margin Loan Terms Statement sets forth the types of Margin Loans the Borrower may request. Provisions in Section 2 related to a conversion of a Variable Margin Loan will only apply in the event that Short-Term Fixed Margin Loans are an available Margin Loan Type and/or there is more than one Base Rate available for the currency in which an outstanding Variable Margin Loan is denominated. If made in the Bank’s discretion, the initial Margin Loan under this Agreement must be in an amount at least equal to the Minimum Initial Margin Loan Amount. A Short-Term Fixed Margin Loan, if made in the Bank’s discretion, must be in an amount at least equal to the Short-Term Fixed Margin Loan Minimum Amount. Each Margin Loan, if made, shall bear interest at the Interest Rate identified in the Margin Loan Terms Statement. If a Base Rate listed in the Base Interest Rate Sheet becomes temporarily or permanently unavailable, it will be replaced in accordance with the provisions of Section 6.

Section 1. Definitions.

As used in this Agreement, the following terms have the meaning specified below:

“$”, “USD” and “dollars” has the meaning set forth in the Margin Loan Terms Statement.

“Acceptable Collateral” means any items of Collateral that the Bank determines in its sole discretion from time to time are eligible to secure the Obligations and are satisfactorily pledged hereunder; provided that the 17,590,238 Shares in the Account on the date hereof shall at all times be Acceptable Collateral.

“Account” means that certain securities account of the Borrower identified on the Margin Loan Terms Statement established and maintained by the Bank or an Intermediary or any successor entity maintaining the Account, including any subaccount or substitute, successor or replacement account in or to which any Collateral is now or hereafter held or credited.

“Account Control Agreement” means a master securities account control agreement or other similar agreement with any Intermediary, as amended from time to time.

“Aggregate Total Lending Value” means, at any time, the sum of the Lending Value of each unit of Acceptable Collateral at such time.

“Agreement” has the meaning set forth in the Margin Loan Terms Statement and the first paragraph hereof.

“Applicable Margin” has the meaning set forth in the Margin Loan Terms Statement.

“Available Collateral” means, at any time, the difference of (a) the Aggregate Total Lending Value and (b) the Obligations, in each case, at such time.

“Bank” is defined in the first paragraph of this Agreement.

“Banking Day” has the meaning set forth in the Margin Loan Terms Statement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Interest Rate Sheet” has the meaning set forth in the Margin Loan Terms Statement.

“Base Rate” has the meaning set forth in the Margin Loan Terms Statement.

“Borrower” has the meaning set forth in the Margin Loan Terms Statement and in the first paragraph of this Agreement.

“Clearing System” means the Depository Trust Company, Cedel Bank, societe anonyme, the Euroclear system and such other clearing or safekeeping system that may be used in connection with transactions relating to or the custody of any Securities, and any depository for any of the foregoing.

“Collateral” means: (i) the Account and the Collateral Shares and all other property and financial assets from time to time held in or credited to the Account, (ii) all additions to, and proceeds, renewals, investments, reinvestments and substitutions of, the foregoing and (iii) all certificates, receipts and other instruments evidencing any of the foregoing.

“Collateral Shares” means any Shares held in the Account and all security entitlements with respect to the foregoing.

“Collateral Shortfall” means, at any time, that the Available Collateral is less than zero.

“Cure Time” means, with respect to any Collateral Shortfall, any deadline set by the Bank in its notification to the Borrower.

“Default Rate” means:

(i)	with respect to any Variable Margin Loan, at the time of the Event of Default and until such Variable Margin Loan is repaid in full, a rate per annum equal to a floating rate of [●]% above the Base Rate for such Variable Margin Loan plus the Applicable Margin;

(ii)	with respect to any Short-Term Fixed Margin Loan denominated in a Listed Optional Currency, (x) at the time of the Event of Default until the Maturity Date of such Short-Term Fixed Margin Loan, a rate per annum equal to a fixed rate of [●]% above the Base Rate for such Short-Term Fixed Margin Loan plus the Applicable Margin and (y) from and after the Maturity Date of such Short-Term Fixed Margin Loan until such Short-Term Fixed Margin Loan is repaid in full, a rate per annum equal to a floating rate of [●]% above the Base Rate that would have applied to such Short-Term Fixed Margin Loan if it had been extended as a Variable Margin Loan in the same Listed Optional Currency plus the Applicable Margin; and

(iii)	with respect to any Short-Term Fixed Margin Loan denominated in an Optional Currency that is not a Listed Optional Currency, at the time of the Event of Default until such Short-Term Fixed Margin Loan is repaid in full, a rate per annum equal to a fixed rate of [●]% above the Base Rate for such Short-Term Fixed Margin Loan at the time the Default Rate is implemented plus the Applicable Margin.

“Delisting” means that the Shares are no longer listed or admitted for trading on The NASDAQ Global Select Market or any successor thereto.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or, in each case, any successor thereto).

“Deposit Currency” is defined in Section 3(e).

“Electronic Agreement” is defined in Section 22.

“Event of Default” means an event described in Section 12.

“Exchange” means The NASDAQ Global Select Market (or any successor thereto) or, if the Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Facility Documents” means this Agreement, the Margin Loan Terms Statement, the Base Interest Rate Sheet, and any other documents or instruments executed in connection with or support of this Agreement, whether by the Borrower or a Third Party, and any updates or renewals thereof.

“Fed Funds Effective Rate” means the rate calculated by the NYFRB based on federal funds transactions by depository institutions. The Fed Funds Effective Rate is displayed on the NYFRB’s website and is effective for the Rate Determination Day prior to the date of publication. If the Fed Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Maturity Date” means the Expiry Date as set forth in the Margin Loan Terms Statement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governing Law” has the meaning set forth in the Margin Loan Terms Statement.

“Impacted Base Rate” is defined in Section 6(b).

“Interest Payment Date” has the meaning set forth in the Margin Loan Terms Statement.

“Interest Rate” has the meaning set forth in the Margin Loan Terms Statement.

“Intermediary” means any party acting as a financial intermediary or securities intermediary, including, without limitation, affiliates of the Bank that are parties to any Account Control Agreement.

“Interpolated Rate” means, at any time:

(i)	in relation to the Base Rate for a Variable Margin Loan, to the extent such Base Rate is a Listed Base Rate, the rate per annum determined by the Bank from interpolating on a linear basis between the nearest shortest and nearest longest published rate maturities which are available for the reference rate from which such Listed Base Rate is derived; and

(ii)	in relation to the Base Rate for a Short-Term Fixed Margin Loan, to the extent such Base Rate is a Listed Base Rate, the rate per annum determined by the Bank from interpolating on a linear basis between (a) the longest published rate maturity which is available for the reference rate from which such Base Rate is derived that is shorter than the Short-Term Fixed Tenor of such Margin Loan and (b) the shortest published rate maturity which is available for the reference rate from which such Base Rate is derived that exceeds such Short-Term Fixed Tenor.

If the Interpolated Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Agreement. The Interpolated Rate will be rounded to the same number of decimal places as the Base Rate of such Margin Loan. Any determination of the Interpolated Rate by the Bank shall be conclusive and binding absent manifest error.

“Issuer” means Applied Digital Corporation, a Nevada corporation.

“Issuer Event” means the occurrence of one or more of the following:

(i)	the announcement of a Delisting or any event or transaction that, if consummated or completed, would constitute a Delisting, or the occurrence of a Delisting without any announcement;

(ii)	any governmental authority shall have condemned, nationalized, seized or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of the Issuer;

(iii)	the Issuer: (a) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due, (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets, (c) shall commence any proceeding under any law relating to bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation, (d) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of thirty (30) days, (e) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property or (f) shall take any action effectuating, approving or consenting to any of the events described in clauses (a) through (e);

(iv)	the Shares shall have been suspended from trading on the Exchange for two (2) consecutive Scheduled Trading Days or the Shares shall have not traded on the Exchange for any other reason for two (2) consecutive Scheduled Trading Days;

(v)	the imposition of any restriction on pledge of the Collateral Shares by the Borrower or on sale of the Collateral Shares by the Bank (whether pursuant to securities laws or regulations or shareholder, lock-up or other similar agreements), or the announcement of any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition; or

(vi)	the Issuer fails to file any Quarterly Report on Form 10-Q or Annual Report on Form 10-K when required to be filed with the Securities and Exchange Commission (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the Exchange Act).

“JPMorgan Contact Information” has the meaning set forth in the Margin Loan Terms Statement.

“Lending Value” means, with respect to any unit of Acceptable Collateral at any time, the total amount of Obligations that such unit of Acceptable Collateral may secure at such time, as determined by the Bank in its sole discretion; provided that (a) the Lending Value of any Share shall be deemed to be zero on any Scheduled Trading Day on which, at any time, the trading price or the bid price of the Shares is less than $[●] per Share (to be adjusted to take into account any split, reverse split or extraordinary distribution of stock or capital) and (b) at no time shall the Lending Value of any unit of Acceptable Collateral exceed the maximum percentage of the “current market value” of such unit of Acceptable Collateral that a broker-dealer registered with the Securities and Exchange Commission and member of FINRA would be permitted to assign to such unit of Acceptable Collateral if such broker-dealer were acting in compliance with the minimum initial and maintenance margin requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210.

“Liabilities” means all Margin Loans to, and all indebtedness, obligations, and liabilities of any kind of, the Borrower arising under any Facility Document or otherwise with respect to the Margin Loans, now or in the future, absolute or contingent, direct or indirect, joint or several, due or not due, arising by operation of law or otherwise, and costs and expenses incurred by the Bank in connection with the Collateral, this Agreement or any other Facility Document.

“Line Amount” has the meaning set forth in the Margin Loan Terms Statement.

“Listed Base Rate” has the meaning set forth in the Margin Loan Terms Statement.

“Listed Optional Currency” has the meaning set forth in the Margin Loan Terms Statement.

“Listed Tenors” has the meaning set forth in the Margin Loan Terms Statement.

“Margin Line of Credit” is defined in the second paragraph of this Agreement.

“Margin Loan” and “Margin Loans” are defined in the first paragraph of this Agreement.

“Margin Loan Terms Statement” is defined in the first paragraph of this Agreement.

“Margin Loan Types” has the meaning set forth in the Margin Loan Terms Statement.

“Maturity Date” means, with respect to (i) any Variable Margin Loan, the immediately succeeding Banking Day after the date such Margin Loan was made or renewed and (ii) any Short-Term Fixed Margin Loan, the last day of the Maturity Period of such Margin Loan; provided, that if any Maturity Date of a Short-Term Fixed Margin Loan would be a day that is not a Banking Day, then such Maturity Date shall be the immediately succeeding Banking Day, unless such immediately succeeding Banking Day would fall in the next calendar month, in which case such Maturity Date shall be the immediately preceding Banking Day, and provided further, that no Maturity Date may be later than the Final Maturity Date.

“Maturity Period” means, for a Short-Term Fixed Margin Loan, the period commencing on the date such Short-Term Fixed Margin Loan is made and ending on the numerically corresponding day in a subsequent calendar month or months, as determined by the applicable Short-Term Fixed Tenor. In the case of a renewal of an existing Short-Term Fixed Margin Loan or the conversion of a Variable Margin Loan (or portion thereof) to a Short-Term Fixed Margin Loan, the Maturity Period shall commence on the effective date of such renewal or conversion. Notwithstanding the foregoing, any Maturity Period of a Short-Term Fixed Margin Loan which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (a) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person, (b) (i) a consolidation, amalgamation, merger or binding share exchange of the Issuer with or into, or a sale or other disposition of all or substantially all of the Issuer’s consolidated assets to, another Person, or any transaction similar to the foregoing (other than, in each case, a consolidation, amalgamation, merger or binding share exchange in which the Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property), or (ii) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by the Issuer or any subsidiary thereof, excluding (A) any transaction between the Issuer and any of its wholly-owned subsidiaries or among any such wholly-owned subsidiaries and (B) any transaction for which (x) the Issuer or the relevant subsidiary is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 25% of the enterprise value of the Issuer, in each case, as of the date on which the transaction is announced, as determined by the Bank or (c) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Shares (other than such Shares owned or controlled by such Person), in each case, as determined by the Bank.

“Minimum Initial Margin Loan Amount” has the meaning set forth in the Margin Loan Terms Statement.

“Morgan Affiliate” means an affiliate of the Bank, as such term is defined under Regulation W promulgated by the Federal Reserve Board.

“NYFRB” means the Federal Reserve Bank of New York (or any successor thereto).

“Obligations” means, at any time, the then-outstanding principal amount of all Margin Loans and all accrued and unpaid interest thereon.

“Optional Currency” has the meaning set forth in the Margin Loan Terms Statement.

“Paper-Based Agreement” is defined in Section 22.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Rate Determination Day” has the meaning set forth in the Margin Loan Terms Statement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” means the occurrence after the date of this Agreement of (i) the adoption of any law, rule, regulation, or treaty, (ii) any change in any law, rule, regulation, or treaty, or in the interpretation or application thereof by any governmental or regulatory authority, or (iii) compliance by the Bank with any request, guideline, or directive (whether or not having the force of law and whether domestic or foreign) of any governmental or regulatory authority made or issued after the date of this Agreement.

“Relevant Governing Body” means (i) in respect of Margin Loans denominated in USD, the Federal Reserve Board, the NYFRB (or any successor thereto), and/or a committee they officially endorse or convene, and (ii) in respect of Margin Loans denominated in a Listed Optional Currency, the regulatory supervisor for the administrator of the applicable Listed Base Rate, the central bank for such Listed Optional Currency, and/or a committee they officially endorse or convene.

“Replacement Base Rate” means:

(i)	for an Impacted Base Rate, (a) for Variable Margin Loans, the other Listed Base Rate option, if any, for a Variable Margin Loan for the currency in which the Variable Margin Loan is denominated, and (b) for Short-Term Fixed Margin Loans, the other Listed Base Rate option, if any, for a Short-Term Fixed Margin Loan for the currency in which the Short-Term Fixed Margin Loan is denominated; or

(ii)	if a Replacement Base Rate cannot be determined in accordance with clause (i), then the Listed Base Rate option that is not an Impacted Base Rate (or, as determined by the Bank in its sole discretion, an overnight rate or forward-looking term rate that is based on or derived therefrom), regardless of Margin Loan Type, for the currency in which the applicable Margin Loan is denominated, shall be the Replacement Base Rate; or

(iii)	if all Listed Base Rates for the currency in which the Margin Loan is denominated are Impacted Base Rates, then the Replacement Base Rate for such currency shall be the sum of: (a) an alternate benchmark rate selected by the Bank, and (b) a spread adjustment (which may be a positive, negative, or zero value, but, for the avoidance of doubt, will not have an impact on the Applicable Margin) selected by the Bank, in each case, after giving due consideration to (I) any replacement rate and/or spread adjustment, or method for determining such replacement rate or spread adjustment, that is identified as such by a Relevant Governing Body, and/or (II) any evolving or then-prevailing market convention for determining a rate of interest and spread adjustment as a replacement to the Impacted Base Rate(s) for credit facilities, at such time, that are denominated in the same currency as the applicable Variable Margin Loan or Short-Term Fixed Margin Loan, and similar to, the credit facility established under the Facility Documents.

If the Replacement Base Rate would be less than zero, the Replacement Base Rate will be deemed to be zero for purposes of this Agreement.

“Replacement Base Rate Changes” is defined in Section 6(b).

“Replacement Event” is defined in Section 6(b).

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for its regular trading session or, in the event that the Shares are not listed, traded or quoted on any Designated Exchange, any Banking Day.

“Securities” means Collateral consisting of stocks, bonds and other instruments and securities and all securities entitlements with respect to the foregoing.

“Shares” means the shares of common stock, par value $0.001 per share, of the Issuer.

“Short-Term Fixed Margin Loan” has the meaning set forth in the Margin Loan Terms Statement.

“Short-Term Fixed Margin Loan Minimum Amount” has the meaning set forth in the Margin Loan Terms Statement.

“Short-Term Fixed Tenor” has the meaning set forth in the Margin Loan Terms Statement.

“Significant Change” is defined in Section 18(b).

“T2” has the meaning set forth in the Margin Loan Terms Statement.

“Temporary Impacted Base Rate” is defined in Section 6(a).

“Temporary Replacement Base Rate” means for any Temporary Impacted Base Rate, (i) in respect of Margin Loans denominated in USD, the sum of (a) the Fed Funds Effective Rate and (b) [●]%, and (ii) (a) in respect of Margin Loans denominated in a Listed Optional Currency with an Interest Rate derived from a Listed Base Rate, and (b) in respect of Margin Loans denominated in USD, at any time the Fed Funds Effective Rate is not displayed on a website, screen, or other information service that publishes such rate from time to time, as selected by the Bank, the sum of: (I) a temporary alternate benchmark rate selected by the Bank, and (II) a spread adjustment (which may be a positive, negative, or zero value, but, for the avoidance of doubt, will not have an impact on the Applicable Margin) selected by the Bank, in each case, after giving due consideration to (A) any temporary replacement rate and/or spread adjustment, or method for determining such temporary replacement rate or spread adjustment, that is identified as such by a Relevant Governing Body and/or (B) any evolving or then-prevailing market convention for determining a rate of interest and spread adjustment as a temporary replacement to the Temporary Impacted Base Rate(s) for credit facilities, at such time, that are denominated in the same currency as the applicable Variable Margin Loan or Short-Term Fixed Margin Loan, and similar to, the credit facility established under the Facility Documents. If the Temporary Replacement Base Rate as determined above would be less than zero, the Temporary Replacement Base Rate will be deemed to be zero for purposes of this Agreement.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event that results, or would result if consummated, in any Person purchasing or having beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of more than 10% of the outstanding voting shares of the Issuer, as determined by the Bank, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Bank deems relevant.

“Third Party” means any party liable with respect to, or otherwise granting support for, this Agreement, whether by guarantee, subordination or otherwise, including, without limitation, any party that is identified as a “Guarantor” in the Margin Loan Terms Statement.

“UCC” means the Uniform Commercial Code in effect in the State of New York. Unless the context otherwise requires, all terms used in this Agreement which are defined in the UCC will have the meanings stated in the UCC.

“USD Equivalent” is defined in Section 3(f).

“Variable Margin Loan” has the meaning set forth in the Margin Loan Terms Statement.

Section 2. Requests for Margin Loans, Conversions and Renewals.

(a)	Requests for a Variable Margin Loan in USD need to be received not later than noon, New York City time, on the date of the proposed borrowing. Requests for a Variable Margin Loan in an Optional Currency or any Short-Term Fixed Margin Loan need to be received not later than noon, New York City time, three (3) Banking Days before the date of the proposed borrowing. Proceeds of any Margin Loan extended under this Agreement shall be (i) credited to an account of the Borrower maintained with the Bank or (ii) credited to another account as directed by the Borrower to the extent permitted by the Bank and subject to such conditions as the Bank may require in its sole discretion; provided, that the Bank is entitled to rely on information provided by the Borrower without investigation.

(b)	The outstanding principal balances of Variable Margin Loans utilizing the same Base Rate shall be aggregated. If (i) a Variable Margin Loan has an outstanding principal balance equal to or in excess of the Short-Term Fixed Margin Loan Minimum Amount, and (ii) such Variable Margin Loan is denominated in a currency for which a Listed Base Rate is available for Short-Term Fixed Margin Loans, then such Variable Margin Loan may be entirely or partially (provided that, the portion to be converted must at least equal the Short-Term Fixed Margin Loan Minimum Amount) converted to a Short-Term Fixed Margin Loan in the same currency upon the Borrower’s request. The Base Rate of an outstanding Variable Margin Loan may, upon the Borrower’s request, be converted to another Base Rate that is a Listed Base Rate for Variable Margin Loans denominated in the same currency. All requests to convert the Base Rate of a Variable Margin Loan to another Listed Base Rate available for the currency in which such Variable Margin Loan was funded need to be received not later than noon, New York City time, on the date of the proposed conversion. All requests to convert a Variable Margin Loan (or portion thereof) to a Short-Term Fixed Margin Loan need to be received not later than noon, New York City time, three (3) Banking Days before the date of the proposed conversion. All conversion requests of any kind must be made in accordance with this Section 2 and procedures and requirements established by the Bank from time to time. The Bank is not obligated to honor a conversion request.

(c)	The Bank may, but shall not be obligated to, renew (i) a Variable Margin Loan as a Variable Margin Loan with the same Base Rate and a Short-Term Fixed Margin Loan with an outstanding balance less than the Short-Term Fixed Margin Loan Minimum Amount as a Variable Margin Loan and, if available, with a Listed Base Rate derived from the same reference rate, in each case, unless a request to the contrary is received from the Borrower not later than noon, New York City time, on the Maturity Date of such Margin Loan, and (ii) a Short-Term Fixed Margin Loan with an outstanding balance at least equal to the Short-Term Fixed Margin Loan Minimum Amount as a Short-Term Fixed Margin Loan with the same Base Rate for a Maturity Period with a duration equal to that then ending, unless a request to the contrary is received from the Borrower not later than noon, New York City time, three (3) Banking Days prior to the Maturity Date of such Margin Loan (it being understood that no such renewal would involve a new extension of credit hereunder, including (without limitation) for purposes of clauses (a) and (b) above and (d) below). Notwithstanding the foregoing, no renewal shall be made if the Maturity Date, after giving effect to any such renewal, would occur after the Final Maturity Date.

(d)	Subject to such conditions and procedures as the Bank may require in its sole discretion, requests described above can be made by telephone, in writing, electronically or through an Internet portal provided by the Bank. Any request shall be irrevocable and specify: (i) in the case of a Margin Loan request, the amount, currency, and Margin Loan Type requested, which shall be a Margin Loan Type identified in the Margin Loan Terms Statement, and the borrowing date of such requested Margin Loan, which shall be a Banking Day; (ii) in the case of a Variable Margin Loan request, the Listed Base Rate requested; (iii) in the case of a Short-Term Fixed Margin Loan request, the Base Rate and Short-Term Fixed Tenor requested; and (iv) in the case of a conversion request permitted under clause (b), the Margin Loan (or portion thereof in the case of a Variable Margin Loan converting to a Short-Term Fixed Margin Loan) to be converted, the date of the proposed conversion, which shall be a Banking Day, the Margin Loan Type to be converted into, and the Listed Base Rate requested, and, if applicable, the Short-Term Fixed Tenor requested.

(e)	The Borrower acknowledges that the Bank will use reasonable procedures to determine that a request described in this Section 2 was provided by the Borrower or someone the Borrower authorized. The Borrower agrees that it shall be bound by any such request or notice that the Bank, in good faith, believes was provided by the Borrower or someone the Borrower authorized, regardless of how such request or notice was transmitted to the Bank and the Bank will not be liable for any loss, cost or expense for acting on such request or notice.

Section 3. Interest; Repayment of Margin Loans; Currency of Account; Calculation of USD Equivalents; Fees.

(a)	The principal amount of each Margin Loan made in the Bank’s discretion and outstanding under this Agreement, together with accrued interest thereon, shall be due and payable on the earlier of (i) its Maturity Date if such Margin Loan is not renewed by the Bank or (ii) the Final Maturity Date.

(b)	Interest on the unpaid balance of the principal amount of each Margin Loan shall accrue from the date such Margin Loan is made, renewed or converted until such Margin Loan, together with accrued interest thereon, is repaid in full and shall be due and payable on each Interest Payment Date. After the occurrence of an Event of Default, the Bank may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Bank), declare that all Margin Loans shall bear interest at the Default Rate from and including the date of such Event of Default until such Margin Loans are paid in full, such interest to be payable on demand.

(c)	All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day, but excluding the last day) except if the Bank determines that, in accordance with market practice, interest in respect of any Margin Loan denominated in an Optional Currency should be computed on another basis.

(d)	This Agreement evidences international loan transactions in which the specification of the currency in which a Margin Loan is denominated and the time and place of payment are of the essence. All payments (including any prepayments) hereunder shall be made in immediately available funds and, if such payment or prepayment is made in respect of a Margin Loan hereunder, in the currency in which such Margin Loan is denominated. All payments (including any prepayments) made with respect to Margin Loans made in an Optional Currency shall be made at the office designated by the Bank. The payment obligations of the Borrower shall not be discharged by any amount paid in another currency or in another place, whether pursuant to a judgment, redenomination or otherwise, to the extent that the amount so paid on prompt conversion to the currency in which the Margin Loan is denominated and transferred to New York, New York under normal banking procedures does not yield the amount due hereunder at the designated place of payment.

(e)	Any extension of time for the payment of the principal of this Agreement resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The Bank may (but shall not be obligated to) debit the amount of any payment under this Agreement that is not made when due from any deposit account of the Borrower with the Bank. In the event that the debited deposit is maintained in a currency other than the currency in which the payment is due (the “Deposit Currency”) such debit shall be made in an amount which, when converted to the currency in which payment is due at the Bank’s rate for purchasing such currency with the Deposit Currency on the date of such debit, shall yield the amount then due and payable to the Bank hereunder.

(f)	For purposes of this Agreement, “USD Equivalent” means, with respect to any amount denominated in a currency other than USD, the equivalent of such amount in USD calculated by using the rate of exchange for the purchase of USD with the applicable non-USD currency last provided (either by publication or otherwise provided to the Bank) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Banking Day (New York City time) immediately preceding the date of determination or if such service ceases to be available, or ceases to or for any reason does not provide a rate of exchange for the purchase of USD with the applicable non-USD currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Bank in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in USD as determined by the Bank using any method of determination it deems appropriate in its sole discretion).

(g)	If, after designation by the Bank of a currency as an Optional Currency, (i) currency controls or other exchange regulations are imposed in the country in which such Optional Currency is issued with the result that different types of such currency are introduced, (ii) the Bank determines, in its sole discretion, that such Optional Currency is no longer readily available or freely traded, (iii) the Bank determines, in its sole discretion, that the USD Equivalent of such Optional Currency is not readily calculable, or (iv) there shall occur any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls which would, in the opinion of the Bank, in its sole discretion, make it impracticable for a Margin Loan to be denominated in such Optional Currency, then, in each case, such currency shall no longer be an Optional Currency and the Borrower shall promptly repay all Margin Loans in such currency or convert such advances to USD or another Optional Currency acceptable to the Bank, in its sole discretion.

(h)	The Bank will, from time to time, determine the USD Equivalent of all outstanding Margin Loans. In addition to all other payment obligations of the Borrower under this Agreement, if the aggregate principal USD Equivalent of all Margin Loans outstanding under this Agreement at any time exceeds the Line Amount, the Borrower shall immediately repay such excess amount to the Bank.

(i)	The Borrower hereby agrees to pay to the Bank on or about the date of this Agreement a fully earned non-refundable structuring fee of $[●].

Section 4. Prepayments.

(a)	The Borrower shall have the right at any time and from time to time to prepay any Margin Loan, in whole or in part, subject to prior notice in accordance with clause (b) of this Section and, if applicable, payment of any break funding expenses under clause (c) of this Section.

(b)	The Borrower shall notify the Bank of any prepayment under this Section, (i) in the case of a Variable Margin Loan denominated in USD, not later than noon, New York City time, on the date of prepayment and (ii) in the case of a Variable Margin Loan denominated in an Optional Currency or any Short-Term Fixed Margin Loan, not later than noon, New York City time, three (3) Banking Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, which shall be a Banking Day, and the principal amount of each Margin Loan or portion thereof to be prepaid. Subject to such conditions and procedures as the Bank may require from time to time in its sole discretion, notices can be provided by telephone, in writing, electronically or through an Internet portal provided by the Bank. Each prepayment of a Margin Loan shall be accompanied by accrued interest and, if applicable, break funding payments pursuant to clause (c).

(c)	If for any reason there is a principal payment of a Short-Term Fixed Margin Loan, in whole or in part, other than on the Maturity Date of such Margin Loan (whether by prepayment, acceleration or otherwise), then the Borrower shall pay to the Bank such amount as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any costs which the Bank incurs as a result of such principal payment. The Borrower acknowledges that the compensation described in this clause (c) is intended to compensate the Bank for the loss of its investment and the expense incurred with the making of such Short-Term Fixed Margin Loan which will not be fully repaid if such Short-Term Fixed Margin Loan is prepaid and such compensation is the Bank’s reasonable estimate of its damages from the prepayment and is not intended to be a penalty.

Section 5. Additional Costs.

(a)	If as a result of any Regulatory Change which (i) imposes, modifies, or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, deposit insurance or assessments, minimum capital or liquidity, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank or its holding company, or (ii) imposes any other condition affecting this Agreement, the Bank reasonably determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Margin Loan is increased or any amount received or receivable by the Bank under this Agreement is reduced, then the Borrower will pay to the Bank within ten (10) days of its request an additional amount that the Bank reasonably determines will compensate it for the increased cost or reduction in amount.

(b)	Without limiting the effect of the foregoing provisions of this Section 5 (but without duplication), the Borrower shall pay to the Bank from time to time within ten (10) days of its request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its affiliates of capital in respect of the Margin Loans hereunder pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority. Any such compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request.

Section 6. Base Rate Unavailability.

(a)	Temporary. If the Bank determines that:

(i)	adequate and reasonable means do not exist for ascertaining a Listed Base Rate for a Variable Margin Loan or for the applicable Short-Term Fixed Tenor of a Short-Term Fixed Margin Loan, including, without limitation, by means of the Interpolated Rate; provided, that no Replacement Event (defined in clause (b) below) has occurred at such time;

(ii)	a Listed Base Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining the applicable Margin Loan; or

(iii)	it is unlawful for the Bank to maintain any Margin Loan at the Listed Base Rate selected by the Borrower;

THEN, such Listed Base Rate shall be considered a “Temporary Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. Until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) the Temporary Impacted Base Rate is deemed not to be available and will be replaced with the Temporary Replacement Base Rate, (B) all references to “Base Rate” in respect of the Temporary Impacted Base Rate only, shall be deemed to be references to the “Temporary Replacement Base Rate”, and (C) if the Temporary Impacted Base Rate applies to any existing Short-Term Fixed Margin Loan, then the Temporary Replacement Base Rate will apply at the end of such Short-Term Fixed Margin Loan’s Maturity Period unless the circumstances in clause (iii) have arisen, in which case the Temporary Replacement Base Rate shall apply immediately.

(b)	Permanent. Notwithstanding anything to the contrary herein or in any other Facility Document, a Listed Base Rate is deemed no longer to be available and will be replaced if any of the following events (each, a “Replacement Event”) occur:

(i)	a public statement is made or there is publication of information by or on behalf of the administrator of a Listed Base Rate, the regulatory supervisor for the administrator of a Listed Base Rate, the U.S. Federal Reserve System or applicable central bank for such Listed Base Rate if the Listed Base Rate applies to an Optional Currency, an insolvency official or resolution authority with jurisdiction over the administrator of a Listed Base Rate, or a court or an entity with similar insolvency or resolution authority over the administrator of a Listed Base Rate, in each case, which states that such administrator has ceased or will cease to provide such Listed Base Rate, permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to provide such Listed Base Rate; or

(ii)	a public statement is made or there is publication of information by the regulatory supervisor for the administrator of a Listed Base Rate announcing that such Listed Base Rate is no longer representative.

If a Replacement Event occurs in respect of a Listed Base Rate, then such Listed Base Rate shall be considered an “Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. After a Replacement Event occurs, (A) an Impacted Base Rate is deemed not to be available as a Base Rate option and will be replaced with the applicable Replacement Base Rate, (B) all references to “Base Rate” in respect of the Impacted Base Rate only, shall be deemed to be references to the “Replacement Base Rate”, and (C) if the Impacted Base Rate applies to any existing Short-Term Fixed Margin Loan, then the applicable Replacement Base Rate will apply at the end of such Short-Term Fixed Margin Loan’s Maturity Period. Refer to Section 1 of this Agreement for the definition of Replacement Base Rate.

The Bank will have the right, from time to time, by notice to the Borrower, to make any technical, administrative, or operational changes (including, without limitation, (I) changes to the definitions of Banking Day, Rate Determination Day, and Interest Payment Date, (II) timing and frequency of determining rates and making payments of interest, and (III) other administrative matters (collectively, “Replacement Base Rate Changes”)) that the Bank decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Replacement Base Rate. The Replacement Base Rate, together with all such Replacement Base Rate Changes as specified in any notice, shall become effective on the date specified by the Bank in the notice, without any further action or consent of the Borrower. The Listed Base Rates could be replaced more than once during the term of this Agreement based on the events described in this clause (b). Until a Replacement Base Rate shall be determined and only to the extent the Impacted Base Rate is not available or published or permitted to be utilized at such time on a current basis, the last paragraph of clause (a) above shall apply.

(c)	Determinations. Any determination, decision, or election that may be made by the Bank pursuant to clauses (a) or (b) of this Section 6, including any conclusion that it is not possible to determine the Interpolated Rate, any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

Section 7. Grant of Security Interest.

As security for the payment of all the Liabilities, the Borrower pledges, transfers and assigns to the Bank and grants to the Bank a continuing first priority security interest in and lien on, and a right of setoff against, the Collateral and agrees to be bound by the terms of any Account Control Agreement.

Section 8. Agreements of the Borrower and Rights of the Bank.

The Borrower agrees as follows and authorizes the Bank to exercise the rights listed below with respect to the Collateral, for its own benefit, either in its own name or in the name of the Borrower, and appoints the Bank as its attorney-in-fact to take all action permitted under this Agreement.

(a)	Securities:

(i)	The Bank may: (A) transfer to the account of the Bank any Securities whether in the possession of, or registered in the name of, any Clearing System or held otherwise, (B) transfer to the account of the Bank with any Federal Reserve Bank any Securities held in book entry form with any such Federal Reserve Bank and (C) transfer to the name of the Bank or its nominee any Securities registered in the name of the Borrower and held by the Bank and complete and deliver any necessary stock powers or other transfer instruments; provided that until an Event of Default occurs, the Bank will only take that action if, in its reasonable judgment, failure to take that action would impair its rights under this Agreement or diminish its operational control over Collateral, or if such Securities are held in a custody, investment management or similar account in which Securities are held in the Bank’s nominee name with the relevant Clearing System.

(ii)	The Borrower grants to the Bank an irrevocable proxy to vote any and all Securities and give consents, waivers and ratifications in connection with those Securities after the occurrence of an Event of Default.

(iii)	All payments, distributions and dividends in securities or cash shall be paid directly to and, at the discretion of the Bank, retained by the Bank, until applied as provided in this Agreement, as additional Collateral; provided that until an Event of Default occurs, cash dividends on the Collateral Shares paid in the ordinary course will be paid to the Borrower.

(b)	General:

(i)	The Bank may, in its name, or in the name of the Borrower: (A) execute and file financing statements under the UCC or any other filings or notices necessary or desirable to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it, (B) upon an Event of Default demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral (but shall be under no obligation to do so), (C) make any notification (to the issuer of any certificate or Security, or otherwise, including giving any notice of exclusive control to the Intermediary) or take any other action in connection with the perfection or preservation of its security interest or upon an Event of Default any enforcement of remedies, and retain any documents evidencing the title of the Borrower to any item of the Collateral and (D) upon an Event of Default issue entitlement orders with respect to any of the Collateral.

(ii)	The Borrower agrees that it will not file or permit to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party, consent or be a party to any Account Control Agreement to which the Bank is not also a party or sell or otherwise dispose of, grant any option with respect to, or otherwise encumber the Collateral; provided that the Borrower may withdraw Collateral (A) so long as (x) no Event of Default or Collateral Shortfall has occurred or would result therefrom and (y) such withdrawal would be permitted if the Bank were a broker-dealer registered with the Securities and Exchange Commission and member of FINRA, acting in compliance with the margin withdrawal requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210 and (B) subject to the other provisions of this Agreement.

(iii)	At the request of the Bank the Borrower agrees to do all other things which the Bank may deem necessary or advisable in order to perfect and preserve its security interest and operational control and to give effect to the rights granted to the Bank under this Agreement or enable the Bank to comply with any applicable laws or regulations.

(iv)	Notwithstanding the foregoing, the Bank, by its acceptance of this Agreement, does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the Borrower’s rights in any item of the Collateral. If any Collateral is held in an investment management account or investment advisory account for which the Bank (or an affiliate of the Bank) acts as investment manager or investment advisor, then the Bank’s (or such affiliate’s) duties to the Borrower as investment manager or investment advisor, including the duty to act in the Borrower’s best interests, may conflict with its rights as a secured party hereunder and, in connection with any liquidation, sale or transfer of the Collateral, or other exercise of the Bank’s remedies, the Bank shall have no obligation to act in accordance with any fiduciary duty it (or its affiliates) may owe to the Borrower as investment manager or investment advisor. Furthermore, an exercise of remedies by the Bank under this Agreement may cause such investment management or investment advisory accounts to no longer conform to applicable investment guidelines and may affect the performance of such accounts.

(v)	The Borrower releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Agreement as it pertains to the security interest granted hereby, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank. The Borrower releases each Intermediary and agrees to hold each Intermediary harmless from any claims, causes of action and demands at any time arising with respect to any instruction made by Bank to any Intermediary purporting to be made under this Agreement or any Account Control Agreement, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank or the Intermediary, it being understood that no Intermediary shall have any duty to investigate Bank’s right to issue any such instruction or any other matter related to any such instruction

(vi)	The rights granted to the Bank pursuant to this Agreement are in addition to the rights granted to the Bank in any custody, investment management, Account Control Agreement or similar agreement. In case of conflict between the provisions of this Agreement and of any other such agreement, the provisions of this Agreement will prevail.

Section 9. Collateral Shortfall.

The Borrower agrees that at all times the amount of Available Collateral shall be greater than or equal to zero. Upon the occurrence of a Collateral Shortfall, the Borrower shall, prior to the applicable Cure Time, at the Bank’s election as notified to the Borrower, supplement the Collateral by delivering to the Bank, for credit to the Account, additional Acceptable Collateral and/or make a prepayment pursuant to Section 4(a) (without regard to notice requirements specified therein), in an aggregate amount sufficient to cause the Available Collateral (determined immediately after such delivery of additional Acceptable Collateral and/or prepayment, as applicable) to be greater than or equal to zero; provided, that in no event will the delivery of additional Shares be Acceptable Collateral acceptable to the Bank for purposes of causing compliance with this Section 9 in the event of a Collateral Shortfall. A Collateral Shortfall also enables the Bank to, without notice to the Borrower, sell or otherwise liquidate any Collateral the Bank selects in its sole discretion and apply the proceeds towards repayment of the Obligations. The Borrower agrees that (i) while the Bank may attempt to notify the Borrower regarding a Collateral Shortfall, the Bank is not obligated to do so, (ii) Collateral Shortfalls may be communicated orally, without subsequent written confirmation, and (iii) no notices the Bank has made or given in the past with respect to Collateral Shortfalls obligate the Bank to make or give the same in the future.

Section 10. Calculation of USD Equivalents of Obligations and Collateral.

For purposes of the calculations in Section 9, any Obligations in connection with a Margin Loan funded in an Optional Currency, and any Collateral that is denominated in a currency other than USD will, in each case, be (a) converted into the USD Equivalent prior to such calculations and (b) marked-to-market daily.

Section 11. Representations and Warranties.

The Borrower represents and warrants as of the date of this Agreement, and as of the date of any request for a Margin Loan, making of a Margin Loan or renewal or conversion thereof, that:

(a)	(i) no Collateral Shortfall has occurred or would result from the requested action and (ii) in the case of any request for a Margin Loan, immediately after giving effect to the requested Margin Loan, the Available Collateral, as determined on the date of such requested Margin Loan, shall not be less than zero;

(b)	the Facility Documents constitute valid, enforceable and binding agreements, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(c)	the execution, delivery and performance by the Borrower of the Facility Documents, and the use of the proceeds of any of the Margin Loans, do not (i) conflict with any agreement by which it is bound or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower thereunder (other than pursuant to this Agreement), (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment or injunction presently in effect having applicability to the Borrower, or (iii) require the consent or approval of any individual, business, governmental authority or other entity;

(d)	no litigation, claim, investigation, administrative proceeding or similar action is pending or, to the best of the Borrower’s knowledge, threatened (i) involving or affecting any material part of the Borrower’s assets, any of the Collateral, or the transactions contemplated in the Facility Documents or (ii) against the Borrower that, if adversely determined, is likely to have a material adverse effect on the condition of the Borrower. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction or order of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the condition of the Borrower;

(e)	the Borrower is the sole owner of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by this Agreement;

(f)	(i) the Collateral Shares and any other Securities are fully paid and non-assessable, and (ii) there are no restrictions on pledge of the Collateral Shares or any other Securities by the Borrower nor on sale of the Collateral Shares or any other Securities by the Bank (whether pursuant to securities laws or regulations or shareholder, lock-up or other similar agreements) and the Collateral Shares and any other Securities are fully marketable by the Bank as pledgee, without regard to any holding period, manner of sale, volume limitation, public information or notice requirements; and

(g)	(i) the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver, and perform its obligations under, the Facility Documents; (ii) the Borrower is not, and after giving effect to application of the proceeds of any Margin Loan will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; (iii) the Borrower’s jurisdiction of organization is the state listed as “State of Organization” in the Margin Loan Terms Statement; (iv) each person/entity signing this Agreement and the other Facility Documents on behalf of the Borrower, in a duly completed entity certificate or entity resolution certificate on file with the Bank (such certificate in form and substance acceptable to the Bank in all respects) (“Certificate”), either (A) is designated as an “Authorized Signer” or (B) is otherwise entitled to execute this Agreement and the other Facility Documents on behalf of the Borrower in the capacity of Authorized Signer, and in either case such person/entity holds the specific title(s) set forth in such Certificate; (v) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Bank has received a Beneficial Ownership Certification in relation to the Borrower; and (vi) the information included in such Beneficial Ownership Certification provided to the Bank is true and correct in all respects. “Beneficial Ownership Certification” means a certification regarding beneficial ownership and/or control as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

Section 12. Events of Default.

If any one or more of the following events shall occur (each an “Event of Default”):

(a)	the Borrower fails to pay the principal of, or interest on, any Margin Loan made by the Bank to the Borrower under this Agreement, or any other amount payable under this Agreement, as and when due and payable;

(b)	any Borrower or Third Party (i) fails to observe or perform any other term or agreement of any of the Facility Documents; (ii) makes any materially incorrect or misleading representation to the Bank; (iii) fails to pay when due (whether by scheduled maturity, acceleration, demand or otherwise, and after giving effect to any applicable notice and/or cure periods) any of its indebtedness (including, but not limited to, indebtedness for borrowed money) owing to parties other than the Bank or its affiliates or any interest or premium thereon when due; or (iv) fails to comply with, or perform under any agreement (other than the Facility Documents), now or hereafter in effect, with the Bank or any affiliate of the Bank;

(c)	any Borrower or Third Party or the grantor of any revocable trust Borrower or revocable trust Third Party: (i) becomes insolvent or unable to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, (iii) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws, (iv) has had any such petition filed, or any such proceeding has been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days, (v) has had a receiver, custodian or trustee appointed for all or a substantial part of its property, or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(d)	any Borrower or Third Party who is a natural person or the grantor of any revocable trust Borrower or revocable trust Third Party dies, or is determined or adjudged incompetent or otherwise incapacitated by a court of competent jurisdiction;

(e)	any trust or entity Borrower or trust or entity Third Party fully distributes, decants, divides its assets, liabilities and/or obligations (whether pursuant to a “plan of division” or similar arrangement), dissolves or for any reason ceases to be in existence or merges or consolidates, or if there is a change in the direct or indirect beneficial ownership of any entity Borrower or Third Party

(f)	any Borrower or Third Party or the grantor of any revocable trust Borrower or revocable trust Third Party is involved in a proceeding which is likely to result in a forfeiture of all or a substantial part of its assets or a material judgment is entered against any Borrower or Third Party or the grantor of any revocable trust Borrower or revocable trust Third Party;

(g)	there is, in the opinion of the Bank, a material adverse change in the business or financial condition of any Borrower or Third Party;

(h)	this Agreement for any reason ceases to create a valid and perfected first priority security interest in and to any Collateral or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under the Facility Document;

(i)	any Borrower fails to furnish any additional financial information that the Bank may reasonably request from time to time promptly upon the Bank’s request;

(j)	any Borrower or Third Party or the grantor of any revocable trust Borrower or revocable trust Third Party resides, at any time, in a jurisdiction that is located outside the United States, or the organization or trust documents of any Borrower or Third Party are, at any time, governed by a jurisdiction that is located outside of the United States;

(k)	the Bank determines, in its sole discretion, that an Issuer Event has occurred;

(l)	any entity Borrower fails to provide an updated Beneficial Ownership Certification to the Bank within ten (10) days after a change to the list of beneficial owners identified in such certification;

(m)	Nicholas Mark Cummins creates, incurs, assumes or permits to exist any indebtedness or contingent obligations, other than (i) indebtedness and contingent obligations owing to, or in favor of, the Bank, (ii) indebtedness and contingent obligations specifically disclosed to the Bank in Nicholas Mark Cummins’ financial statement dated June 22, 2026 (and any refinancings thereof subsequent to the date hereof which do not increase the principal amount thereof), (iii) residential mortgage loans and lines of credit secured solely by residential property owned by Nicholas Mark Cummins and (iv) additional indebtedness and contingent obligations in an aggregate principal amount not to exceed $[●] at any one time outstanding. As used in this clause, “contingent obligations” means obligations under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract;

(n)	at any time there shall not be maintained with the Bank in one or more accounts titled in the name of the Borrower, WE Capital Partners LLC, Stacked C, LLC, Wesley Cummins, Lance Joffre Cummins, and/or Nicholas Mark Cummins, Liquidity in an aggregate amount not less than $[●]. The term “Liquidity” means unencumbered liquid assets, acceptable to the Bank in its sole discretion; provided, that liquid assets otherwise acceptable to the Bank in its sole discretion which are held in an account with the Bank securing indebtedness in favor of the Bank will be included as Liquidity for the purposes hereof, but only to the extent that the market value of such assets exceeds the market value of the account assets which are required by the Bank in its sole discretion to provide the minimum collateral support for such indebtedness; provided, further, that Liquidity shall in no event include any assets held in any 401k, IRA, Keogh, SEP, or similar retirement accounts or plans or a trust (other than any trust Borrower or other trust specifically named in the first sentence of this clause);

(o)	any Borrower, WE Capital Partners, LLC, Stacked C, LLC, Wesley Cummins, Lance Joffre Cummins, and/or Nicholas Mark Cummins creates, incurs, assumes or suffers to exist any lien, security interest, pledge or other encumbrance upon or with respect to any of such Borrower’s WE Capital Partners, LLC, Stacked C, LLC, Wesley Cummins, Lance Joffre Cummins, and/or Nicholas Mark Cummins shares of stock issued by Applied Digital Corporation;

(p)	any Borrower, WE Capital Partners LLC, and/or Stacked C LLC creates, incurs, assumes or permits to exist any indebtedness or contingent obligations, other than indebtedness and contingent obligations owing to, or in favor of, the Bank. As used in this clause, “contingent obligations” means obligations under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract;

(q)	at any time after the funding of the initial Margin Loan, if any, under this Agreement, there shall not be maintained with the Bank in account(s) titled in the name of the Borrower, WE Capital Partners LLC and/or Stacked C, LLC pledged as collateral to secure the obligations under the Facility Documents, diversified readily marketable securities, cash and/or cash equivalents, acceptable to the Bank in its sole discretion, in an aggregate amount not less than $[●];

(r)	Lance Joffre Cummins creates, incurs, assumes or permits to exist any indebtedness or contingent obligations, other than (i) indebtedness and contingent obligations owing to, or in favor of, the Bank, (ii) indebtedness and contingent obligations specifically disclosed to the Bank in Lance Joffre Cummins’ financial statement dated June 22, 2026 (and any refinancings thereof subsequent to the date hereof which do not increase the principal amount thereof), (iii) residential mortgage loans and lines of credit secured solely by residential property owned by Lance Joffre Cummins and (iv) additional indebtedness and contingent obligations in an aggregate principal amount not to exceed $1,000,000.00 at any one time outstanding. As used in this clause, “contingent obligations” means obligations under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract;

(s)	Wesley Cummins creates, incurs, assumes or permits to exist any indebtedness or contingent obligations, other than (i) indebtedness and contingent obligations owing to, or in favor of, the Bank, (ii) indebtedness and contingent obligations specifically disclosed to the Bank in Wesley Cummins’ financial statement dated June 22, 2026 (and any refinancings thereof subsequent to the date hereof which do not increase the principal amount thereof), (iii) residential mortgage loans and lines of credit secured solely by residential property owned by Wesley Cummins and (iv) additional indebtedness and contingent obligations in an aggregate principal amount not to exceed $1,000,000.00 at any one time outstanding. As used in this clause, “contingent obligations” means obligations under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract;

THEN, the Bank may, by notice to the Borrower, declare this Agreement to be due and payable, without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are expressly waived, provided that in the case of an Event of Default described in clause (c) above, this Agreement shall be immediately due and payable without notice, provided further that in the case of an Event of Default described in clause (d) above due to the death of any Borrower, Third Party, or grantor of a revocable trust Borrower or revocable trust Third Party (and provided that no other Event of Default has occurred), the Bank shall not accelerate amounts payable under this Agreement for a period of sixty (60) days, but the Bank shall not make any additional Margin Loans during such 60-day period, and provided further that notice to a trust Borrower shall not be required if there is no acting trustee for such Borrower.

Section 13. Remedies.

(a)	Upon an Event of Default, the Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Agreement and may exercise its rights without regard to any premium or penalty from liquidation of any Collateral and without regard to the Borrower’s basis or holding period for any Collateral.

(b)	Upon an Event of Default, the Bank may sell in the Borough of Manhattan, New York City, or elsewhere, in one or more sales, at the price as the Bank deems best, for cash or on credit or for other property, for immediate or future delivery, any item of the Collateral, at any broker’s board or at public or private sale, in any reasonable manner permissible under the UCC (except that, to the extent permissible under the UCC, the Borrower waives any requirements of the UCC) and the Bank or anyone else may be the purchaser of the Collateral and hold it free from any claim or right including, without limitation, any equity of redemption of the Borrower, which right the Borrower expressly waives.

(c)	Upon an Event of Default, the Bank may also, in its sole discretion: (i) convert any part of the Collateral that is denominated in a currency other than USD into the USD Equivalent, (ii) hold any monies or proceeds representing the Collateral in a cash collateral account in USD or other currency that the Bank reasonably selects, (iii) invest such monies or proceeds on behalf of the Borrower and (iv) apply any portion of the Collateral, first, to all costs and expenses of the Bank, second, to the payment of interest on the Liabilities and any fees or commissions to which the Bank may be entitled, third, to the payment of principal of the Liabilities, whether or not then due, and fourth, to the Borrower.

(d)	The Borrower will take any action requested by the Bank to allow it to sell or dispose of the Collateral. Notwithstanding that the Bank may continue to hold Collateral and regardless of the value of the Collateral, the Borrower will remain liable for the payment in full of any unpaid balance of the Liabilities.

Section 14. Expenses.

The Borrower will pay to the Bank all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Bank in connection with the preparation or modification of the Facility Documents and performance thereof and the exercise of any of the Bank’s rights, remedies or obligations under the Facility Documents.

Section 15. Section 15. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state identified in the “Governing Law” section of the Margin Loan Terms Statement, without regard to conflict of laws principles, and with the laws of the United States of America as applicable, except that the creation, perfection, priority and enforcement of any liens or security interests created or granted in this Agreement with respect to the Collateral shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, and with the laws of the United States of America as applicable.

Section 16. Section 16. Jurisdiction.

To the extent not prohibited, the Borrower: (i) agrees that all claims related to this Agreement may be adjudicated by a state or federal court in the state identified in the “Governing Law” section of the Margin Loan Terms Statement, (ii) agrees that any proceeding brought against the Bank shall be brought only in a state or federal court in the City of New York, and (iii) agrees that the Bank may comply with service of process requirements in any such proceeding by mailing (via prepaid registered or certified U.S. mail) documents to be served in accordance with the notice provisions of Section 18(f). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction and waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 17. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL.

Section 18. Miscellaneous.

(a)	The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)	The Bank may change the terms of this Agreement upon notice to the Borrower. Permissible changes include modifying, deleting or adding terms to this Agreement. The Bank will notify the Borrower of any change and, to the extent that the change is a “Significant Change”, such notice will be provided at least 45 days in advance. A change is a “Significant Change” if:

(i)	it changes or adds any occurrence in this Agreement which creates an Event of Default or if it changes a Significant Margin Loan Term as designated on the Margin Loan Terms Statement; provided that any change to a Significant Margin Loan Term as designated on the Margin Loan Terms Statement which is requested by any Borrower in a documented communication and agreed to by the Bank will not be considered a “Significant Change”;

(ii)	such change removes a currency from the Base Interest Rate Sheet, and, as a result, the accompanying Listed Base Rates are also removed from the Base Interest Rate Sheet, and such currency removal is not as a result of events described in Section 3(g);

(iii)	such change replaces a Listed Base Rate or removes a Listed Base Rate and such replacement or removal is not as a result of events described in Section 6; provided, that if all Listed Base Rates for a currency are removed as a result of events described in Section 6, then the accompanying removal of such currency from the Base Interest Rate Sheet shall not constitute a “Significant Change”; provided, further, that any Replacement Base Rate Changes resulting from the replacement or removal of a Listed Base Rate as a result of events described in Section 6 shall not constitute a “Significant Change”.

Other changes made by the Bank to the Base Interest Rate Sheet, including, without limitation, (A) the addition of a currency, a Listed Base Rate, or a Listed Tenor and (B) a change in the quotation convention/publication schedule, administrator, and/or information service page of, or, for, a Listed Base Rate, shall, in each case, not be a “Significant Change”. A change will go into effect on the effective date stated in the Bank’s notice and will apply to all existing and future Margin Loans and all other aspects of the Margin Line of Credit. The Borrower may reject a Significant Change as specified in the Bank’s notice to the Borrower. If the Borrower properly rejects the Significant Change, it will not go into effect and no additional Margin Loans will be made under this Agreement; provided that if the Borrower requests an additional Margin Loan more than 35 days after the date of the Bank’s notice, the Borrower will be deemed to have accepted the Significant Change and any attempt to reject the Significant Change shall be void and of no effect. A waiver by the Bank of a provision of this Agreement shall not constitute a waiver of the Bank’s right to otherwise demand strict compliance with that provision or any other provision of this Agreement. Whenever the consent of the Bank is required under this Agreement, the granting of such consent shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the Bank’s sole discretion. The Bank shall not be deemed to have waived any rights under this Agreement unless such waiver is in writing and signed by the Bank.

(c)	No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The rights and remedies in this Agreement are cumulative and not exclusive of any rights and remedies which the Bank may have under law or under other agreements or arrangements with the Borrower. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Agreement except for any notices expressly required by this Agreement.

(d)	If the term “Borrower” is defined to include more than one party, then the obligations, representations and warranties of the Borrower hereunder shall be joint and several regardless of any change in business relations, divorce, legal separation or other legal proceedings and regardless of any agreement that may affect liabilities between or among such parties, and the Bank shall be entitled to act on notices and requests from any one of the parties without the consent of the other party(ies).

(e)	The obligations of the Borrower under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

(f)	Except as otherwise permitted in this Agreement, notices (including, without limitation, notices of any change in the terms of this Agreement and interest statements) shall be addressed to the Bank as set forth in the “JPMorgan Contact Information” section of the Margin Loan Terms Statement and to the Borrower at the mailing address that the Bank has on file for the Borrower as its legal address or any email address that the Borrower has provided to the Bank as the Borrower’s email address (or at such other number or address as shall be designated by one party to the other by telephone or in the manner provided for in this Section) and either given electronically or in writing by hand, overnight courier, certified or registered mail, or regular mail. Notices sent by hand, overnight courier, certified or registered mail, or regular mail shall be deemed to have been given when delivered. Notices sent to an email address shall be deemed received when sent, provided, that, if such notice is not sent during normal business hours, such notice shall be deemed to have been sent and received at the opening of business on the next Banking Day. All notices by the Bank properly addressed to the Borrower shall be deemed to have been personally delivered to the Borrower whether actually received or not. If the Bank needs to contact any Borrower by telephone, then the Bank will use the phone number the Bank has on file for such Borrower as its primary phone number.

(g)	Sections 3(d), 3(e), 3(f), 4(c), 5, 14, 15, 16 and 17 hereof shall survive the repayment of the Margin Loans.

(h)	Each reference to the Bank shall be deemed to include its successors, endorsees and assigns, in whose favor the provisions hereof shall inure. Each reference to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof. This Agreement shall be binding on the Borrower and shall inure to the benefit of the Bank, except that the Borrower may not delegate or assign any of its rights or obligations hereunder without the prior written consent of the Bank.

(i)	This Agreement and any agreement, notice or other communication required by this Agreement to be “written” or “in writing” may be executed in any number of counterparts, including counterparts that are executed on paper and counterparts that are electronic records and are executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Each counterpart of such document, when so executed, shall be deemed an original but all such counterparts shall constitute one and the same document. Delivery of a manually executed counterpart of a signature page of such document by emailed PDF or JPEG from the Borrower’s e-mail address on file with the Bank, or any other electronic means acceptable to the Bank in its sole discretion that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided, that, the Bank, in its sole discretion, can require subsequent delivery of the manually executed counterpart of a signature page.

(j)	The date, currency, amount, Margin Loan Type of, Base Rate of, Maturity Date of, Short-Term Fixed Tenor of, Applicable Margin of, and the Interest Rate with respect to, each Margin Loan evidenced hereby, all payments of principal and/or interest thereof, and any conversion of a Margin Loan to a different Margin Loan Type or conversion of a Base Rate, shall, in each case, be evidenced by records maintained by the Bank in the ordinary course of business and such records shall be presumptively correct absent manifest error and any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any Margin Loan made hereunder.

(k)	The parties acknowledge and agree that the Account is a “securities account” and all assets from time to time credited thereto, including without limitation cash, will be treated as “financial assets” within the meaning of Section 8-102 of the UCC.

Section 19. Use of Proceeds.

The Borrower agrees that it will not, directly or indirectly, use the proceeds of any Margin Loan under this Agreement or make available such proceeds to any person or entity: (i) to fund any activities or business of or with any person or entity, or in any country or territory, that, at the time of such funding is the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any person in violation of any applicable laws, rules, or regulations relating to bribery or corruption.

Section 20. Morgan Affiliate.

The Borrower shall use available cash on deposit to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund before using the proceeds of any Margin Loan under this Agreement to fund such purchase or investment, and the Borrower directs the Bank to use such available cash on deposit for such purchase or investment. The Borrower further directs the Bank to use all prepayments and repayments hereunder to first repay any Margin Loan that was used to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund. It is understood that nothing in this Section creates any obligation to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund or create an implication that any such investment is contemplated by the Borrower. For the purposes of this Section, “cash on deposit” means cash on deposit in the account of the Borrower into which Margin Loan proceeds are funded.

Section 21. Bankruptcy Code Acknowledgment.

The Borrower and the Bank acknowledge and agree that the Facility Documents collectively are intended to constitute a “margin loan” and a “securities contract” within the meaning of Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Facility Documents represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The Borrower and the Bank further acknowledge and agree that the Facility Documents collectively constitute a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 22. Conversion From Electronic Agreement to Paper-Based Agreement.

If this Agreement is executed electronically (“Electronic Agreement”), the Bank and any person to whom this Electronic Agreement is later transferred shall have the right to convert this Electronic Agreement at any time into a paper-based Agreement (“Paper-Based Agreement”). In the event this Electronic Agreement is converted into a Paper-Based Agreement:

(a)	the Paper-Based Agreement will be an effective, enforceable and valid instrument;

(b)	the execution of this Electronic Agreement will be deemed issuance and delivery of the Paper-Based Agreement;

(c)	the printing of the representation of the electronic signature for the Borrower upon the Paper-Based Agreement from the system in which the Electronic Agreement is stored will be deemed the original signature for the Borrower on the Paper-Based Agreement and will serve to indicate the Borrower’s present intention to authenticate the Paper-Based Agreement;

(d)	the Paper-Based Agreement will be a valid original writing for all legal purposes; and

(e)	upon conversion to a Paper-Based Agreement, the Borrower’s obligations in the Electronic Agreement shall automatically transfer to, and be contained in, the Paper-Based Agreement, and the Borrower intends to be bound by such obligations.

Section 23. Execution and Use of Electronic Records and Signatures.

If the Borrower has received and reviewed this Agreement electronically, then the Borrower agrees that this Agreement may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Any electronic signature on or associated with this Agreement and accepted by the Bank shall be valid and binding on the signer to the same extent as a manual signature and upon application thereof, this Agreement will constitute a legal, valid, and binding obligation enforceable in accordance with its terms to the same extent as if manually executed. Notwithstanding any other provision of this Agreement, at the Bank’s option and in the Bank’s sole discretion, any agreement, amendment (including, without limitation, a Significant Change), notice or other communication required by this Agreement to be “written” or “in writing” may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion.

Section 24. Financial Information.

(a)	If, in connection with the Bank granting or continuing the Margin Line of Credit, any Borrower or Third Party provides or has provided to the Bank: (i) personal financial statements and supporting schedules; (ii) tax returns including, but not limited to schedules, K-1s, and/or proof of tax return extensions; (iii) brokerage or bank statements for significant assets held at institutions other than the Bank; (iv) schedules of contingent liabilities, including unfunded capital commitments to private equity funds; and/or (v) schedules of restricted stock/deferred compensation (each of (i)-(v) individually and collectively, “Financial Information”), then the Borrower hereby acknowledges and agrees that the Bank has relied on, and is relying on, such Financial Information (including the designation made as to the ownership of property) in deciding to grant or continue the Margin Line of Credit, as the case may be.

(b)	The Borrower represents and warrants that at the time such Financial Information was provided to the Bank that it was true and complete, and that the Bank may consider such Financial Information as continuing to be true and complete until a written notice of a change is given to the Bank by the Borrower.

Section 25. Margin Line of Credit Disclosure Statement.

The Borrower acknowledges that it has received and reviewed the Bank’s “Margin Line of Credit Disclosure Statement” and understands the risks of securities-based borrowing as described in said disclosure statement.

[NO FURTHER TEXT; SIGNATURE PAGE FOLLOWS]

CUMMINS FAMILY LIMITED PARTNERSHIP

BY: WE CAPITAL PARTNERS LLC, AS ITS AUTHORIZED SIGNER

BY: WESLEY CUMMINS, AS ITS AUTHORIZED SIGNER

Borrower’s Signature

Name (print)

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